EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Perma-Fix Environmental Services, Inc.
Atlanta, Georgia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2008, except for Note 20, which is as of April 15, 2008, relating to the consolidated financial statements and financial statement schedule of Perma-Fix Environmental Services, Inc (the “Company”) and our report dated March 31, 2008 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.

/s/ BDO Seidman, LLP
Atlanta, Georgia

August 18, 2008